Exhibit 4.3

ARRIS ENTERPRISES, INC.

Certificate No. 3

2.00% Convertible Senior Note due 2026

CUSIP No. 04269Q AC 4

ARRIS Enterprises, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of two hundred seventy six million dollars ($276,000,000) on November 15, 2026 and to pay interest thereon, as provided on the reverse hereof, until the principal and any unpaid and accrued interest are paid or duly provided for.

Interest Payment Dates: May 15 and November 15, with the first payment to be made on May 15, 2007.

Record Dates: May 1 and November 1.

The provisions on the back of this certificate are incorporated as if set forth on the face hereof.

IN WITNESS WHEREOF, ARRIS Enterprises, Inc. has caused this instrument to be duly signed.

ARRIS ENTERPRISES, INC.

By:	/s/ David Potts
Name: David Potts
Title: Executive Vice President, Chief
Financial Officer

Dated: April 16, 2013

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to

in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence Dillard
Authorized Signatory

Dated: April 16, 2013

[REVERSE OF SECURITY]

ARRIS ENTERPRISES, INC.

2.00% Convertible Senior Note due 2026

1. Interest. ARRIS Enterprises, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest, payable semi-annually in arrears, on May 15 and November 15 of each year, with the first payment to be made on May 15, 2007. Interest on the Securities will accrue on the principal amount from, and including, the most recent date to which interest has been paid or provided for or, if no interest has been paid, from, and including, November 13, 2006, in each case to, but excluding, the next interest payment date or Maturity Date, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Maturity. The Securities will mature on November 15, 2026.

3. Method of Payment. Except as provided in the Indenture (as defined below), the Company will pay interest on the Securities to the persons who are Holders of record of Securities at the close of business on the record date set forth on the face of this Security next preceding the applicable interest payment date. Holders must surrender Securities to a Paying Agent to collect the Redemption Price, the Repurchase Price, the principal amount or Fundamental Change Repurchase Price of the Securities, plus, if applicable, accrued and unpaid interest, if any, payable as herein provided on any Redemption Date, any Repurchase Date, on the Maturity Date or upon Repurchase Upon Fundamental Change, as the case may be. The Company will pay, in money of the United States that at the time of payment is legal tender for payment of public and private debts, all amounts due in cash with respect to the Securities, which amounts shall be paid (A) in the case this Security is a Global Security, by wire transfer of immediately available funds to the account designated by the Depositary or its nominee; (B) in the case this Security is a Physical Security, by a Holder of more than two million dollars ($2,000,000) in aggregate principal amount of Securities, by wire transfer of immediately available funds to the account specified by such Holder or, if such Holder does not specify an account, by mailing a check to the address of such Holder set forth in the register of the Registrar; and (C) in the case this Security is a Physical Security by a Holder of two million dollars ($2,000,000) or less in aggregate principal amount of Securities, by mailing a check to the address of such Holder set forth in the register of the Registrar.

4. Paying Agent, Registrar, Conversion Agent. Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) will act as Paying Agent, Registrar, Bid Solicitation Agent and Conversion Agent. The Company may change any Paying Agent, Registrar, Bid Solicitation Agent or Conversion Agent without prior notice.

5. Indenture. The Company issued the Securities under an Indenture dated as of November 13, 2006 (the “Original Indenture”) between the Company and the Trustee, as supplemented by the First Supplemental Indenture dated as of April 16, 2013 among the Company, the Guarantor and the Trustee (the “First Supplemental Indenture,” together with the Original Indenture, the “Indenture”). The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939

(15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”) as amended and in effect from time to time. The Securities are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The Securities are general unsecured senior obligations of the Company limited to $240,000,000 aggregate principal amount ($276,000,000 if the Underwriters have elected to exercise in full the Option to purchase up to an additional $36,000,000 aggregate principal amount of the Securities), except as otherwise provided in the Indenture (except for Securities issued in substitution for destroyed, mutilated, lost or stolen Securities). Terms used herein without definition and which are defined in the Indenture have the meanings assigned to them in the Indenture.

6. Optional Redemption. Prior to November 15, 2013, the Company may not redeem the Securities. At any time on or after November 15, 2013, the Securities may be redeemed at the option of the Company, in whole or in part, as set forth in Section 3.01 through Section 3.07 of the Indenture.

7A. Repurchase at Option of Holder Upon a Fundamental Change. Subject to the terms and conditions set forth in Section 3.09 of the Indenture, each Holder shall have the option to require the Company to repurchase its Securities upon the occurrence of a Fundamental Change.

7B. Repurchase on Specified Dates. Subject to the terms and conditions set forth in Section 3.08 of the Indenture, each Holder shall have the option to require the Company to repurchase its Securities on each of November 15, 2013, November 15, 2016 and November 15, 2021.

8. Conversion. Subject to the terms and conditions set forth in Article X of the Indenture, the Securities shall be convertible into cash, and, if applicable, cash, shares of Common Stock or a combination thereof at the Guarantor’s election. In addition, subject to the terms and conditions set forth in Section 10.14 of the Indenture, upon the occurrence of a Make-Whole Fundamental Change, the Company may increase the Conversion Rate for Securities converted during the related Make-Whole Conversion Period.

9. Denominations, Transfer, Exchange. The Securities are in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or similar governmental charge that may be imposed in connection with certain transfers or exchanges.

10. Persons Deemed Owners. The registered Holder of a Security may be treated as the owner of such Security for all purposes.

11. Merger or Consolidation. The Company shall not consolidate with, or merge with or into, or sell, transfer, lease, convey or otherwise dispose of all or substantially all of the property or assets of the Company to, another person, whether in a single transaction or series of related transactions, except in compliance with the provisions set forth in Article V of the Indenture.

12. Amendments, Supplements and Waivers. Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities, and certain existing Defaults or Events of Default may be waived with the consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. In accordance with the terms of the Indenture, the Company and the Guarantor, with the consent of the Trustee, may amend or supplement this Indenture or the Securities without notice to or the consent of any Securityholder as set forth in Section 9.01 of the Indenture.

13. Defaults and Remedies. Subject to certain exceptions set forth in the Indenture, if an Event of Default (excluding an Event of Default specified in Section 6.01(viii) or (ix) of the Indenture with respect to the Company (but including an Event of Default specified in Section 6.01(viii) or (ix) of the Indenture solely with respect to a Significant Subsidiary of the Company or any group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary of the Company)) occurs and is continuing, the Trustee by notice to the Company or the Holders of at least twenty five percent (25%) in principal amount of the Securities then outstanding by notice to the Company, the Guarantor and the Trustee may declare the Securities to be due and payable. Upon such declaration, the principal of, and any premium and accrued and unpaid interest on, all Securities shall be due and payable immediately. If an Event of Default specified in Section 6.01(viii) or (ix) of the Indenture with respect to the Company (excluding, for purposes of this sentence, an Event of Default specified in Section 6.01(viii) or (ix) of the Indenture solely with respect to a Significant Subsidiary of the Company or any group of Subsidiaries that in the aggregate would constitute a Significant Subsidiary of the Company) occurs, the principal of, and premium and accrued and unpaid interest on, all the Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

14. Trustee Dealings with the Company and the Guarantor. The Trustee under the Indenture, or any banking institution serving as successor Trustee thereunder, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for, the Company, the Guarantor or their respective Affiliates, and may otherwise deal with the Company, the Guarantor or their respective Affiliates, as if it were not Trustee.

15. No Recourse Against Others. None of the past, present or future directors, officers, employees or stockholders of either the Company or the Guarantor, as such, shall have any liability for any of the obligations of either the Company of the Guarantor under the Indenture or the Securities or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the Securities.

16. Authentication. This Security shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent in accordance with the Indenture.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

THE COMPANY WILL FURNISH TO ANY HOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE. REQUESTS MAY BE MADE TO:

ARRIS Group, Inc.

3871 Lakefield Drive

Suwanee, GA 30024

Attn: General Counsel

[FORM OF ASSIGNMENT]

I or we assign to

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

(please print or type name and address)

the within Security and all rights thereunder, and hereby irrevocably constitute and appoint

Attorney to transfer the Security on the books of the Company with full power of substitution in the premises.

Dated:
NOTICE: The signature on this assignment must correspond with the name as it appears upon the face of the within Security in every particular without alteration or enlargement or any change whatsoever and be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Registrar.

Signature Guarantee:

CONVERSION NOTICE

To convert this Security in accordance with the Indenture, check the box:  ☐

To convert only part of this Security, state the principal amount to be converted (must be in multiples of $1,000):

$

If you want the stock certificate representing the shares of Common Stock, if any, issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Security)

Signature(s) guaranteed by:
(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.)

PURCHASE NOTICE

Certificate No. of Security:

If you want to elect to have this Security purchased by the Company pursuant to Section 3.09 of the Indenture, check the box:  ☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.09 of the Indenture, state the principal amount to be so purchased by the Company:

$

(in an integral multiple of $1,000)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Security)

Signature(s) guaranteed by:
(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.)

REPURCHASE NOTICE

Certificate No. of Security:

If you want to elect to have this Security purchased by the Company pursuant to Section 3.08 of the Indenture, check the box:  ☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.09 of the Indenture, state the principal amount to be so purchased by the Company:

$

(in an integral multiple of $1,000)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Security)

Signature(s) guaranteed by:
(All signatures must be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee.)

SCHEDULE A

SCHEDULE OF CHANGES OF INTERESTS IN AND THE OUTSTANDING PRINCIPAL AMOUNT OF THE GLOBAL SECURITY*

The following (a) exchanges of a part of this Global Security for an interest in another Global Security or for a definitive Security, or exchanges of a part of another Global Security for an interest in this Global Security, or redemption or repurchase and (b) notations in respect of changes in the outstanding principal amount of this Global Security have been made:

Date	Initial Principal amount of Global Security	Amount of decrease in Principal amount of this Global Security	Amount of Increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Type of Event	Signature or authorized signatory of Trustee or Note Custodian

*	This is included in Global Securities only.